Contacts:
Pete Michielutti	Stacy Kruse
Chief Financial Officer	Treasurer, Director of Finance
Wilsons The Leather Experts Inc.	Wilsons The Leather Experts Inc.
(763) 391-4000	(763) 391-4000

Wilsons The Leather Experts Inc. Announces
Amended Credit Facility and Will Submit Notification of Late Filing

     MINNEAPOLIS — (BUSINESS WIRE) — April 16, 2004 — Wilsons The Leather Experts Inc. (NASDAQ: WLSN) today announced that it entered into an agreement to amend its revolving credit facility. The Company has been negotiating the terms of a significant financing transaction. Because the negotiations had not been completed before April 15, 2004, Wilsons Leather will file a notification of late filing with the Securities and Exchange Commission related to its annual report on Form 10-K.

     The revolving credit facility, which is provided by GE Capital, CST, Wells Fargo, and LaSalle, has been amended to waive defaults under previous EBITDA covenants, reset financial covenants for future time periods, and remove the April 15, 2004 deadline to amend, refund, renew, extend, or refinance its 11 1/4% Senior Notes. The revolving credit facility caps the amount that can be paid to landlords as a result of the previously announced liquidation of the 111 stores. Until the Company’s 11 1/4% Senior Notes due August 15, 2004 are retired, the amended agreement restricts Letters of Credit to $15.0 million and prohibits borrowing under the revolving credit facility. Once the 11 1/4% Senior Notes are retired, these restrictions will be lifted. The Company anticipates that it will not need to access the revolving credit facility, other than for Letters of Credit purposes totaling less than $15.0 million, until July 2004 and that once the restrictions on borrowing are lifted, the amended agreement will be adequate for its anticipated working capital requirements through 2004.

     Wilsons Leather has been negotiating the terms of a proposed agreement pursuant to which it would agree to issue 3,500 shares of its Series A Convertible Preferred Stock (the “Series A Preferred Stock”) to two institutional investors at a price of $10,000 per share. This transaction would provide the Company with $35.0 million in new equity. The proposed agreement would provide that if this transaction closes, the Company would also issue Warrants to the institutional investors, without further payment by them to Wilsons Leather, to purchase an aggregate of up to 5,000,000 shares of Wilsons Leather common stock at a premium to the market price of the common stock at closing. If the proposed agreement is signed and this transaction closes, the Series A Preferred Stock would be convertible immediately into shares of the Company’s common stock at a conversion price of $1.69 per share of common stock (subject to possible upward adjustments for conversion in fiscal 2005 and thereafter). The closing of the transaction would be subject to a number of closing conditions, the principal conditions being obtaining approval of the Wilsons Leather shareholders and a further amendment to the Wilsons Leather credit facility.

     Wilsons Leather would intend to use the proceeds from the issuance of the Series A Preferred Stock to repay its 11 1/4% Senior Notes due August 15, 2004 and for general working capital purposes. Prepayment of the 11 1/4% Senior Notes will lift the borrowing restrictions under the revolving credit facility. However, Wilsons Leather had expected to complete these negotiations prior to this time and there can be no assurance that Wilsons Leather will be able to successfully negotiate or thereafter complete this transaction. Even if the terms of this agreement are successfully negotiated, there can be no assurances that all conditions to closing will be met.

     Because the negotiations relating to the financing have not been completed before April 15, 2004, the day on which Wilsons Leather’s annual report on Form 10-K is due, Wilsons Leather is not able to give effect to the potential impact on the disclosures set forth in the annual report without unreasonable effort or expense. Wilsons Leather believes that if the negotiations are successfully completed, a definitive agreement will be executed in time to allow for the inclusion of the potential impact in the annual report that is expected to be filed on or before April 30, 2004. If the definitive agreement is executed, Wilsons Leather’s independent public accountants will not be required to include in their report an explanatory paragraph as to substantial doubt about their ability to continue as a going concern.

About Wilsons Leather

Wilsons Leather is the leading specialty retailer of leather outerwear, accessories and apparel in the United States. As of April 3, 2004, Wilsons Leather operated 460 stores located in 45 states and the District of Columbia, including 336 mall stores, 107 outlet stores and 17 airport stores. During the month of January 2004, the Company engaged an independent liquidator to operate 111 stores that are expected to close in the next 15 to 30 days. The Company, which regularly supplements its permanent mall stores with seasonal stores during its peak selling season from October through January, operated 229 seasonal stores in 2003.

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Such statements are based on information available to management as of the time of such statements, and relate to, among other things, the Company’s ability to obtain necessary financing and access its credit facility. Factors that could cause actual results to differ include: successful completion of the financing negotiations and satisfaction of all closing conditions; risks associated with our debt service, including shareholder dilution relating to amending, refunding, renewing, extending, or refinancing our 11 1/4% Senior Notes; unseasonable weather, seasonality of the business; economic downturns; failure of results of operations to meet expectations of research analysts; changes in customer shopping patterns; change in consumer preferences and fashion trends away from leather; risks associated with foreign sourcing and international business; risks associated with estimates made in our critical accounting policies; risks associated with future growth; disruptions in product supplies; decreased availability and increased cost of leather, competition in our markets; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of our common stock; anti-takeover effects of classified board provisions in our articles of incorporation and by-laws; volatility of our common stock war, acts of terrorism or the threat of either, and interruption in the operation of corporate offices and distribution centers. The information included in this press release is operative as of this date only. Wilsons Leather does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Wilsons Leather will refrain from updating projections made in this press release unless it does so through means designed to provide broad distribution of the information to the public.

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